                                                                                 Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Services Agreement

This Services Agreement (this “Agreement”) is made and entered into as of September 6, 2006, by and between KnowFat Franchise Company, Inc., a Delaware corporation (“KnowFat”), and George Foreman Ventures, LLC, a Delaware limited liability company (“GFVentures”, together with KnowFat, the “Parties”).

WHEREAS, concurrently herewith, the Parties have entered into a certain Promotion License Agreement (the “License Agreement”) pursuant to which GFVentures (i) granted KnowFat a limited license to use the name and likeness of George Foreman (“Celebrity”) in connection with the promotion of restaurants operated by KnowFat and its franchisees and (ii) agreed to perform or cause Celebrity to perform certain services for KnowFat; and

WHEREAS, in consideration of the license and services provided for in the License Agreement, and as further provided herein, KnowFat shall (i) issue shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), to GFVentures and (ii) make certain cash payments to GFVentures.

NOW, THEREFORE, in consideration of the License Agreement and the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.                         Consideration.

1.1.                      Stock Issuance Upon Closing.  At the Closing (as defined below), KnowFat shall issue nine hundred thousand (900,000) shares of Common Stock to GFVentures.  The Shares granted pursuant to this Section 1.1 shall vest as follows: four hundred fifty thousand (450,000) Shares shall vest on the Closing Date, two hundred thousand (200,000) Shares shall vest on the day following the first anniversary of the Closing Date, one hundred thousand (100,000) Shares shall vest on the day following the second anniversary of the Closing Date, one hundred thousand (100,000) Shares shall vest on the day following the third anniversary of the Closing Date and fifty thousand (50,000) Shares shall vest on the day prior to the fourth anniversary of the Closing Date; provided, however, all then unvested Shares shall vest upon the earlier to occur of (x) the Sale (as hereinafter defined) of the ***th Franchise, and (y) the initial public offering of Common Stock (the “KnowFat IPO”).  The unvested portion of the Shares shall be referred to herein as the “Unvested Shares”.

1.2.                      Subsequent Stock Issuance.  After the Closing, KnowFat shall issue one hundred thousand (100,000) shares of Common Stock to GFVentures promptly following the Sale of the ***th franchise of an outlet offering the products of KnowFat or any of its affiliates (each, a “Franchise”); provided that such Sale occurs by December 31, 2009.  If the ***th Franchise is not Sold by December 31, 2009, or if this Agreement has been terminated by any Party prior to the Sale of the ***th Franchise, GFVentures shall not be entitled to receive any Shares pursuant to this Section 1.2.  The Shares granted pursuant to this Section 1.2 shall vest immediately upon issuance.  For the purposes hereof, each of “Sale” and “Sold” means (x) the granting of rights to

(or the entering into an agreement with) an individual or entity to operate a Franchise or (y) the securing of space (by contract of sale, lease, sublease or otherwise) for the opening of an outlet offering the products of KnowFat or any of its affiliates that is not a Franchise but is operated by KnowFat or an affiliate thereof (each, a “Company Store”).

1.3.          Cash Payments.

(a)           KnowFat shall pay to GFVentures an amount equal to ***% (“Royalty Rate”) of the aggregate Net Sales (as defined below) with respect to each calendar quarter occurring in whole or in part following the Closing Date (each, a “Royalty Payment”), which Royalty Payment shall be made within thirty (30) days following the end of such calendar quarter.  KnowFat shall provide GFVentures with a written royalty statement in a form acceptable to GFVentures with each Royalty Payment and which shall include, but may not be limited to, a listing by Franchise and Company Store of Net Sales for the period relating to such Royalty Payment and the number of Franchises and Company Stores that have been Sold, terminated or closed, as the case may be, during such period.  For purposes of this Agreement, “Net Sales” shall mean all gross sales of all food, beverage, other menu items, merchandise, and goods and other services sold or performed by or for KnowFat or a franchisee at each of the Company Stores and Franchises, as applicable, whether for cash or credit, as determined in accordance with the remaining provisions of this Section 1.3(a) and United States generally accepted accounting principles and practices as in effect from time to time and consistently applied throughout the periods involved (“GAAP”).  Sales and service taxes collected from customers and paid to the appropriate taxing authority, and all management or employee meals for which KnowFat or a franchisee does not receive payment, shall not be included in Net Sales.  The discounted portion off menu prices whether by way of coupons, promotions or otherwise shall not be included in Net Sales.  All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified by the Parties.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Notwithstanding any other provision hereof, in the event of the Change of Control (as hereinafter defined) of KnowFat as the result of any transaction other than the KnowFat IPO, GFVentures may thereafter provide written notice to KnowFat whereby it shall be deemed to return ***% of its Shares received hereunder in consideration for the increase of the Royalty Rate to ***% from ***%, which increase shall be effective for all purposes hereunder from and upon the delivery of such notice.  For purposes hereof, a “Change of Control” shall be deemed to occur if, at any time following the date hereof, (i) any individual or entity (or one or more individuals or entities acting in concert as a group) directly or indirectly acquires (by merger or otherwise) such percentage of capital stock of KnowFat or such other rights as would entitle such individual or entity (or such group) to (x) exercise control over the day-to-day management of KnowFat or (y) appoint or determine the vote for a majority of the board of directors of KnowFat, (ii) a merger, exchange, consolidation, recapitalization or other business combination (a “Business Combination”) occurs in which the beneficial holders of capital stock of KnowFat immediately prior to the Business Combination beneficially own immediately following such Business Combination less than 51% of the aggregate equity interests of the surviving entity or less than 51% of the capital stock of KnowFat having the power to elect a majority of the board of directors of KnowFat or (iii) all or substantially all of the assets of KnowFat are sold or otherwise disposed of, directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise to any individual or entity (or one or more individuals or entities acting in concert as a group).

(b)           KnowFat shall keep complete, clear and accurate records of all information related to the Net Sales, the operations of the Company Stores and Franchises and the Sale of Franchises and the opening of Company Stores.  GFVentures shall have the right from time to time, but not more than once a year and upon at least five (5) days’ written notice, at its own expense, to cause an independent certified public accounting firm reasonably acceptable to KnowFat to examine KnowFat’s books and records during business hours, in order to verify the accuracy of KnowFat’s calculation of Royalty Payments.  The chosen accounting firm shall not disclose to GFVentures any information other than the written verification of, or discrepancies in, the accuracy of the payments of the compensation hereunder, which written audit results shall be provided to each Party.  In the event that an audit reflects that an additional amount should have been paid pursuant to Section 1.3(a), KnowFat promptly upon its receipt of the written results of such audit shall make payment to GFVentures of such additional amount, together with (i) interest on such additional amount at the Interest Rate (as hereinafter defined) for the period commencing on the date such underpayment occurred and ending on the date such payment is made under this Section 1.3(b) and (ii) in the event such additional amount exceeds the greater of (x) five percent of the Royalty Payments subject to such audit, or (y) $10,000, the out-of-pocket costs and expenses incurred by GFVentures in connection with such audit.  In the event that an audit reflects that KnowFat overpaid amounts due under Section 1.3(a), GFVentures shall promptly reimburse KnowFat for such amounts overpaid upon its receipt of such results.  For purposes hereof, “Interest Rate” means the reference commercial lending rate set forth in TheWall Street Journal as the prime rate for money center banks in New York, New York for the applicable period.

1.4.                      Closing.  Unless otherwise mutually agreed upon in writing by the Parties, subject to the earlier termination of this Agreement in accordance with Section 5.2, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at 10:00 a.m., local time, at the offices of KnowFat, on the fifth business days following the date that all of the conditions precedent specified in Section 4 shall have been and continue to be (or can at the Closing be) satisfied or have been waived by all the Parties permitted to waive such conditions (such date of the Closing hereinafter being referred to as the “Closing Date”).

Section 2.                           Representations and Warranties of KnowFat.

KnowFat hereby represents and warrants to GFVentures on the date hereof that:

2.1.                      Organization.  KnowFat is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  KnowFat is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2                      Authorization.  The execution, delivery and performance by KnowFat of this Agreement, and all agreements and documents contemplated hereby, have been duly authorized by all necessary corporate action of KnowFat.  The issuance and delivery of the Shares by

KnowFat has been duly authorized by all necessary corporate action of KnowFat and, when so issued and delivered, the Shares will be validly issued and outstanding, fully paid and non-assessable and not subject to any encumbrance or any preemptive or any other similar rights of the stockholders of KnowFat or others, other than such rights as have been waived, and will be free of restrictions on transfer other than as provided under applicable state and federal securities laws.  This Agreement, and all agreements and documents contemplated hereby to which KnowFat is a party, constitute valid and legally binding obligations of KnowFat, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3                      Exemptions from Securities Laws.  Subject to the accuracy of the representations and warranties of GFVentures in Section 3, the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), are inapplicable to the offering, issuance, and delivery of the Shares, and no approval, registration or filing under any securities laws of any state is required in connection therewith, except such exemptive filings, if any, as are required to be made and will be made on a timely basis.

2.4                      Capitalization.  As of the date of this Agreement, the number of shares of each class of capital stock of KnowFat (Series A Preferred Stock, Series B Convertible Preferred Stock and Common Stock, which are collectively referred to as “Capital Stock”) issued and outstanding, and the number of options, warrants and securities convertible into any Capital Stock (collectively, “Options”), are as set forth on Exhibit A hereto.  The Capital Stock and Options set forth on Exhibit A are all duly and validly authorized.  Except for the outstanding Capital Stock and Options set forth on Exhibit A, there are no outstanding securities of KnowFat or Options, warrants, rights (including, but not limited to, conversion, exchange or preemptive rights), commitments, agreements, understandings or arrangements of any kind for or relating to the purchase, issuance or acquisition from KnowFat of any Capital Stock or other securities thereof (including, but not limited to, any convertible or exchangeable securities) or any such Options, warrants or rights, to which, in any of the foregoing cases, KnowFat is subject or by which it is bound.

2.5                      Litigation.  There is no action, claim, proceeding or investigation, in any court or before any governmental body or other tribunal, now pending or, to KnowFat’s knowledge, threatened against or affecting KnowFat, nor, to KnowFat’s knowledge, does there exist any reasonable basis therefore.

2.6                      Compliance with Agreements.  KnowFat is not in material breach of, or in material default under, any material contract or other instrument to which it is a party or by which it or any of its property is bound or affected, nor is KnowFat in material violation or material default of any provision of its Certificate of Incorporation or bylaws (each as amended to date), or of any instrument, judgment, order, writ, or decree to which it is a party or by which it or its assets are bound, or in material violation of any provision of any federal or state statute, rule or regulation applicable to KnowFat.  The execution, delivery and performance of this Agreement by KnowFat do not and shall not, with or without the passage of time or the giving of notice, (a) result in the breach of, or (b) constitute a default, cause the acceleration of performance or require any consent under, or (c) result in the creation of any lien, charge or encumbrance upon any properties or assets of KnowFat pursuant to, any material instrument or agreement to which KnowFat is a party or by which KnowFat or its assets or properties may be bound or affected, and, do not or shall not violate or conflict with any provision of the Certificate of Incorporation or bylaws of KnowFat.

Section 3.                          Representations and Warranties of GFVentures.

GFVentures hereby represents and warrants to KnowFat on the date hereof that:

3.1.                      Organization.  GFVentures is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  GFVentures is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have material adverse effect on its business or properties.

3.2.                      Authorization.

The execution, delivery and performance by GFVentures of this Agreement, and all agreements and documents contemplated hereby, have been duly authorized by all necessary corporate action of GFVentures.  This Agreement, and all agreements and documents contemplated hereby to which GFVentures is a party, constitute valid and legally binding obligations of GFVentures, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.                      No Violations.  The execution, delivery and performance of this Agreement by GFVentures do not and will not, with or without the passage of time or the giving of notice, (a) result in the breach of, or (b) constitute a default, cause the acceleration of performance or require any consent under, or (c) result in the creation of any lien, charge or encumbrance upon any property or assets of GFVentures pursuant to, any material instrument or agreement to which GFVentures is a party or by which GFVentures or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the Certificate of Organization or operating agreement of GFVentures.

3.4.                      Purchase Entirely for Own Account. This Agreement is made with GFVentures in reliance upon GFVentures’ representation to KnowFat (which GFVentures hereby confirms) that the securities to be received by GFVentures hereunder will be acquired for investment for GFVentures’ own account and not with a view to the distribution of any part thereof, and GFVentures has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws.

3.5.                      Disclosure of Information; Due Diligence.  GFVentures has had an opportunity to ask questions of and receive answers from KnowFat regarding KnowFat and the terms and conditions of the issuance of securities issued hereunder and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.

3.6.                      Investment Experience; Accredited Investor Status.  GFVentures is an investor in securities of companies in the development stage and acknowledges that the securities to be issued hereunder are speculative and involve a high degree of risk.  GFVentures can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities purchased hereunder.  GFVentures represents that it has not been organized for the purpose of acquiring the securities to be purchased hereunder.  GFVentures understands that, unless otherwise provided herein, the securities to be issued hereunder have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated upon the accuracy of GFVentures' representations and warranties in this Section 3.  GFVentures is familiar with Regulation D promulgated under the Securities Act and is an "accredited investor" as defined in Rule 501(a) of such Regulation D.

3.7.                      Restricted Securities.  GFVentures understands that, unless otherwise provided herein, the securities to be issued hereunder are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from KnowFat in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described below.  In this connection, GFVentures represents that it is familiar with Securities and Exchange Commission, Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.8.                      Legends.  It is understood that the certificates evidencing the securities to be received hereunder may bear substantially the following legends:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN SERVICES

AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THE SHARES (OR HIS, HER OR ITS PREDECESSOR IN INTEREST).  THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Section 4.                          Conditions to Closing.

4.1.                      Condition to Obligations of all Parties.  The obligation of each Party to consummate the transactions contemplated by Section 1 hereof on and following (as applicable) the Closing Date is subject to the fulfillment to the reasonable satisfaction (except with respect to Section 4.1(b)(ii)) of each Party (or to waiver thereby) at or prior to the Closing of each of the following additional conditions:

(a)            each Party having duly executed and delivered to the other Party the License Agreement and the License Agreement being in full force and effect on the Closing Date.

(b)            KnowFat’s completion in accordance with applicable law of the earlier to occur of (i) the offering and issuance of shares of Series C Convertible Preferred Stock (with the powers, designations, preferences, rights, qualifications, limitations and restrictions consistent with, and substantially similar to, those powers, designations, preferences, rights qualifications, limitations and restrictions of KnowFat’s Series A Preferred Stock and Series B Convertible Preferred Stock) at a price no less than $6.50 per share, resulting in net proceeds to KnowFat of not less than $5,000,000, or (ii) to the sole satisfaction of GFVentures, the completion of an issuance of such Series C Convertible Preferred Stock at a lower price and/or resulting in a lower amount of net proceeds.  In the event the Closing occurs following the completion of an issuance under clause (ii) of this Section 4.1(b), GFVentures shall, subject to applicable securities laws, provide commercially reasonable cooperation to KnowFat to the extent reasonably requested thereby in connection with the completion of an offering consistent with clause (i) of this Section 4.1(b).

4.2.         Conditions to Obligations of KnowFat.  In addition to the fulfillment (or waiver) of the condition set forth in Section 4.1 hereof, the obligation of KnowFat to consummate the transactions contemplated by Section 1 hereof on and following (as applicable) the Closing Date is subject to the fulfillment to the reasonable satisfaction of KnowFat (or to waiver thereby) at or prior to the Closing of each of the following additional conditions:

(a)           The representations and warranties of GFVentures contained in this Agreement shall be true in all material respects on the Closing Date as though such representations and warranties were made on as of the Closing Date.

(b)           No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit the consummation of the transactions provided for in this Agreement or the License Agreement or to obtain damages or other relief in connection herewith or therewith or the consummation of such transactions.

4.3.         Conditions to Obligations of GFVentures.  In addition to the fulfillment (or waiver) of the condition set forth in Section 4.1 hereof, the obligation of GFVentures to consummate the transactions contemplated by Section 1 hereof on and following (as applicable) the Closing Date is subject to the fulfillment to the reasonable satisfaction thereof (or to waiver thereby) at or prior to the Closing of each of the following additional conditions:

(a)           The representations and warranties of KnowFat contained in this Agreement and the License Agreement shall be true in all material respects on the Closing Date as though such representations and warranties were made on as of the Closing Date.

(b)           No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit the consummation of the transactions provided for in this Agreement or the License Agreement or to obtain damages or other relief in connection herewith or therewith or the consummation of such transactions.

Section 5                      Term; Termination.

5.1.                  Term.  The “Term” of this Agreement shall commence on the Closing Date and continue through the fourth anniversary of the Closing Date, unless sooner terminated pursuant to this Section 5.

5.2.                   Termination Before Closing.  This Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned upon occurrence of any of the following events at any time prior to the Closing:

   (a)           by KnowFat, upon its written notice to GFVentures in the event that GFVentures is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 4.2 not to be satisfied and (ii) is not cured within 15 days following delivery by KnowFat to GFVentures of written notice of such breach;

    (b)           by GFVentures, upon its written notice to KnowFat in the event that KnowFat is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 4.1 or 4.3 not to be satisfied and (ii) is not cured within 15 days following delivery by GFVentures to KnowFat of written notice of such breach;

    (c)           by mutual written consent of the Parties;

    (d)           by GFVentures, upon its written notice to KnowFat, if the Closing shall not have occurred by October 1, 2006 (the “Expiration Date”), and the reason for the Closing not occurring by such date is not the breach or default of GFVentures of any of its obligations under this Agreement; or

    (e)           by either GFVentures or KnowFat, upon its written notice to such other Party, if (i) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (A) restraining or enjoining the transactions contemplated under this Agreement until a date later than the Expiration Date or (B) otherwise prohibiting the transactions contemplated under this Agreement, and (ii) such order, decree, ruling or other action shall have become final and non-appealable.

If any Party terminates this Agreement pursuant to this Section 5.2, all obligations of each Party hereunder shall terminate (except those set forth in Section 7 hereof, which shall continue in effect) without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

5.3.                      Termination After Closing.

(a)           KnowFat may terminate this Agreement after the Closing by giving written notice to GFVentures in the event that GFVentures is in breach of any of its material obligations under this Agreement and such breach is not cured within 30 days following delivery by KnowFat to GFVentures of written notice of such breach.

(b)           GFVentures may terminate this Agreement after the Closing by giving written notice to KnowFat in the event that KnowFat is in breach of any of its material obligations under this Agreement or the License Agreement and such breach is not cured (i) within five (5) business days following delivery by GFVentures to KnowFat of written notice of such a breach pertaining to KnowFat’s payment or Share issuance obligations hereunder or (ii) within 30 days following delivery by GFVentures to KnowFat of written notice of such a breach pertaining to any of KnowFat’s other obligations hereunder or thereunder.

(c)           Notwithstanding any other provision of this Agreement or the License Agreement, in the event that (x) GFVentures breaches its material obligations under Section 2 of the License Agreement due to any reason other than the death or Disability (as hereinafter defined) of Celebrity and such breach remains uncured upon the expiration of the applicable cure period set forth therein, and (y) KnowFat is not in breach or default of any of its obligations under this Agreement or the License Agreement, KnowFat may terminate both this Agreement and the License Agreement in accordance with and subject to Section 5.3(a) hereof and require GFVentures to immediately forfeit to KnowFat the number of Unvested Shares indicated below; provided however, that upon the earlier to occur of (1) the Sale of the ***th Franchise, and (2) the KnowFat IPO, KnowFat will have no further right to require the forfeiture of (and GFVentures shall have no obligation to forfeit) Shares under this Section 5.3(c):

(i)           if this Agreement is terminated by KnowFat pursuant to this Section 5.3(c) between the Closing Date and the first anniversary of the Closing Date, GFVentures shall forfeit 450,000 Unvested Shares;

(ii)           if this Agreement is terminated by KnowFat pursuant to this Section 5.3(c) between the day after the first anniversary of the Closing Date and the second anniversary of the Closing Date, GFVentures shall forfeit 250,000 Unvested Shares;

(iii)           if this Agreement is terminated by KnowFat pursuant to this Section 5.3(c) between the day after the second anniversary of the Closing Date and the third anniversary of the Closing Date, GFVentures shall forfeit 100,000 Unvested Shares; and

(iv)           if this Agreement is terminated by KnowFat pursuant to this Section 5.3(c) between the day after the third anniversary of the Closing Date and the day prior to the fourth anniversary of the Closing Date, GFVentures shall forfeit 50,000 Unvested Shares.

Following the forfeiture of any Unvested Shares in accordance with the terms hereof, GFVentures shall return the certificates evidencing such Unvested Shares to KnowFat.

For purposes hereof, “Disability” means the inability of GFVentures, by reason of injury or illness of Celebrity, substantially to perform its material obligations under Section 2 of the License Agreement for (a) a continuous period of six months or (b) more than two, 90-day periods in one continuous 12-month period.

(d)           This Agreement shall automatically terminate upon termination of the License Agreement.

In the event of the termination of this Agreement pursuant to this Section 5.3, this Agreement shall forthwith become void (except for this Section 5.3 and Sections 1.1, 1.2, 1.3, 6.3 and 7 hereof, which shall continue in effect), and there shall be no liability or obligation on the part of any Party with respect to this Agreement, other than that such termination shall not (i) relieve any Party of any liability resulting from any breach hereof by such Party on or prior to the date of such termination or (ii) affect any right or obligation arising hereunder on or prior to the date of such termination or as a result of such breach or termination.  Notwithstanding the foregoing, it is acknowledged that the respective rights and obligations of the Parties under Section 1.3 shall survive the expiration of the Term or the earlier termination of this Agreement and such rights and obligations shall continue in perpetuity; provided, however, the respective rights and obligations of the Parties under Section 1.3 hereof shall terminate upon (A) the termination of this Agreement by GFVentures pursuant to Section 5.3(b) hereof or (B) the occurrence of the fourth anniversary of the Closing Date without Celebrity having made himself available for at least three days of promotional activity pursuant to the terms of the License Agreement.  Such termination shall not affect any right or obligation arising under Section 1.3 hereof on or prior to the date of such termination of the rights and obligations thereunder.

Section 6.                                Covenants.

6.1.                      Restrictions on Transfer of the Shares.  GFVentures shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any Shares, or any interest therein, until the end of the Term; provided, however, notwithstanding any other provision hereof, GFVentures may from time to time transfer Shares to the Celebrity or its other member, provided that such transferee (a) of any Shares shall take title subject to the restrictions of this Section 6.1 and (b) of any Unvested Shares shall take title subject to the forfeiture provisions of this Agreement with respect thereto.  GFVentures or other permitted holder of Unvested Shares shall be entitled to exercise any and all rights and powers inuring to an owner of Common Stock, including, but not limited to, the right to vote the same and to receive dividends or other distributions made or paid with respect thereto, subject, however, to the forfeiture provisions, restrictions and limitations imposed thereon hereunder.

6.2.                      Registered Securities.  In the event that any of KnowFat’s Common Stock is registered under the Securities Act and publicly traded on a date that KnowFat is obligated to issue shares of Common Stock to GFVentures pursuant to the terms of this Agreement, the Common Stock issued by KnowFat on that date shall be registered under the Securities Act and, subject to the restrictions contained in this Agreement, eligible to be traded on the securities exchanges on which the Common Stock is listed.  KnowFat hereby grants to GFVentures, with respect to Shares received by GFVentures hereunder prior to the date that Common Stock becomes registered under the Securities Act, demand, piggyback and other registration rights to the same extent and on the same terms, to the extent applicable, that such rights are granted to holders of its Series C Convertible Preferred Stock with respect thereto.

6.3.                      Dilution; Preemption Rights.

(a)           For the purposes of this Section 6.3, “Additional Shares” shall mean any shares of capital stock of KnowFat whether or not now authorized, and any Convertible Securities (as hereinafter defined); provided, however, that the term “Additional Shares” does not include (i) shares of capital stock or Convertible Securities issued for the acquisition by the Company of not less than 51% of the voting power of, or in connection with a merger with, another corporation, limited liability company or other entity, (ii) shares, or options to purchase shares, issued to employees, officers, directors or consultants of KnowFat pursuant to an option plan, (iii) shares created as a result of a stock split or (iv) shares issued in the KnowFat IPO.  For the purposes of this Section 6.3, “Convertible Securities” shall mean any evidences of indebtedness or other securities convertible into or exchangeable for capital stock of KnowFat, including rights, options, or warrants to subscribe for, purchase or otherwise acquire capital stock of KnowFat or Convertible Securities.

(b)           KnowFat shall not, without GFVentures’ prior written consent, sell any Additional Shares for consideration per share of less than $6.50.  The consideration per share received by KnowFat for the issue of (i) any Additional Share shall be the amount of cash received by KnowFat per share and (ii) Convertible Securities shall be the total amount, if any, received by KnowFat as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to KnowFat upon the conversion, exchange, or exercise of such Convertible Securities, divided by the maximum number of shares issuable upon conversion, exchange or exercise of such Convertible Securities.  It is understood that, notwithstanding any other provision hereof, KnowFat does not intend to issue a total number of its Series C Convertible Preferred Stock that shall result in aggregate net proceeds to KnowFat in excess of $10,000,000.  KnowFat shall obtain the prior written consent of GFVentures prior to issuing any shares of its Series C Convertible Preferred Stock that shall result in aggregate net proceeds to KnowFat in excess of such amount from the issuance of its Series C Convertible Preferred Stock.

(c)           KnowFat hereby grants to GFVentures the right to purchase up to its Proportionate Percentage (as hereinafter defined) of each future issuance of capital stock of KnowFat and Convertible Securities in accordance with the terms of this Section 6.3(c), other than (i) shares of capital stock or Convertible Securities issued for the acquisition by the Company of not less than 51% of the voting power of, or in connection with a merger with, another corporation, limited liability company or other entity, (ii) shares, or options to purchase shares, issued to employees, officers, directors or consultants of KnowFat pursuant to an option plan, (iii) shares created as a result of a stock split or (iv) shares issued in the KnowFat IPO.  KnowFat shall, prior to making any such issuance, give written notice thereof to GFVentures, which notice shall specify the security or securities KnowFat proposes to issue and the consideration that KnowFat intends to receive therefor (“Issuance Notice”).  For a period of 30 days following the date of such Issuance Notice, GFVentures shall be entitled, by written notice to KnowFat, to elect to purchase all or any part of its Proportionate Percentage of the securities being sold in such issuance.  If an election pursuant to this Section 6.3(c) shall not be made with respect to such issuance within such 30 day period, then KnowFat may issue such securities to investors, but only for a consideration payable in cash not less than, and otherwise on terms no more favorable to the investors than, that set forth in the corresponding Issuance Notice and only within 90 days following the end of such 30 day period.  In the event that any such election is made by GFVentures, it shall purchase from KnowFat for the consideration and on the terms set forth in such Issuance Notice, the securities that it shall have elected to purchase.  For purposes hereof, “Proportionate Percentage” means, as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of shares of Common Stock held by GFVentures, by (ii) the number of shares of Common Stock then issued and outstanding.

6.4              Performance of Conditions.  Each Party shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for it to consummate the transactions contemplated by this Agreement, including all applicable conditions set forth in Section 4.

Section 7.                          Miscellaneous.

7.1.                      No Assignment.  This Agreement and the rights and duties hereunder shall not be assignable by any Party except upon written consent of the other Party.  KnowFat may not transfer all or substantially all of the business, assets or right to receive Net Sales of KnowFat or any of its affiliates without the prior written consent of GFVentures.

7.2.                      Expenses.  Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.3.                      Agreement binding on Successors.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and permitted assigns.

7.4.                      Waiver, Modification.  The failure of any Party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.  This Agreement may not be modified or altered except by written instrument duly executed by all Parties.  If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

7.5.                      No joint venture.  Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

7.6.                      Governing Law; Arbitration; Equitable Remedies.  This Agreement and performance hereunder shall be governed by the laws of the State of New York.  Except as set forth below, each Party hereby agrees to meet and confer in good faith to resolve any dispute or claim arising out of, or relating to, this Agreement during the Term (“Dispute”) through informal discussions between the Parties.  If the Parties are unable to resolve such Dispute through such discussions, either Party may submit such Dispute to final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Agreement.  Such arbitration shall be conducted in the county of the principal office of the non-submitting party.  Any award rendered pursuant to such arbitrators shall be in writing and final and binding upon the Parties, and judgment upon any such award may be entered in any court having jurisdiction thereof.  The fees and expenses of such arbitration shall be borne equally by the Parties.  Each Party shall pay its own fees and costs relating to any arbitration proceedings, including, but not limited to, attorneys’ fees.  Notwithstanding the foregoing, with respect to any Dispute requiring equitable remedies (including, but not limited to, specific performance and injunctive relief), the Parties shall be entitled to seek such equitable remedies before a court of competent jurisdiction without first engaging in the dispute resolution set forth above.  It is hereby acknowledged that a Party shall not be required to exercise its right to terminate this Agreement in order to bring a Dispute under this Section 7.6 or to seek equitable remedies before a court of competent jurisdiction with respect to any act or omission by the other Party that might be give rise to such termination right.

7.7.                      Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the Party to whom addressed or when sent by facsimile (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the Parties, their successors in interest, or their permitted assignees at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

If to KnowFat:                                                                           If to GFVentures:

KnowFat Franchise Company, Inc.                                        George Foreman Ventures, LLC
20 Guest Street, Suite 450                                                         100 North Wilkes-Barre Boulevard, 4th Floor
East Brighton, MA 02135                                                         Wilkes-Barre, PA 18702
Attn: Eric Spitz                                                                           Attn:  Rick Huffsmith
Telephone: (617) 787-6000                                                        Telephone: 570.822.6277, ext. 18
Facsimile: (617) 787-6010                                                           Facsimile: 570.820.7014

with a copy to:

Robinson & Cole llp                                                                   Riker Danzig Scherer Hyland & Perretti LLP
695 East Main Street                                                                   One Speedwell Avenue
Stamford, CT 06904-2305                                                            Morristown, New Jersey 07962-1981
Attention:  Richard A. Krantz, Esq.                                          Attention: Andrew J. Stamelman, Esq.
Telephone:  (203) 462-7505                                                         Telephone: 973.451.8515
Facsimile:  (860) 462-7599                                                            Facsimile: 973.538.1984

7.8.                      Entire Agreement.  Each Party acknowledges that it has read this Agreement and the License Agreement, understands them, and agrees to be bound by their terms and further agrees that they are the complete and exclusive statements of the agreement between the Parties, and supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement and the License Agreement. The remedies herein provided shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the Parties may have at law or in equity.

7.9.           Counterparts; Headings; Construction.  This Agreement may be executed in any number of counterparts, and each when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.  The Section headings are inserted for convenience only and are not to be construed as part of this Agreement.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties hereto had prepared it.

7.10.                      Payments.  All payments made hereunder shall be made on the date payment is due in immediately available (same day) funds by wire transfer or certified check in U.S. dollars to the account indicated in writing to the payor-party by the payee-party .  Whenever any payment hereunder shall be stated to be due on or by no later than a day that is not a business day, such payment shall be made on or by no later than the next succeeding business day.

7.11.                      Section 409A.  If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), or if any tax is imposed under Section 409A of the Code on any payment to be received by GFVentures hereunder, this Agreement or any provision hereof may be reformed by GFVentures, subject to the consent of KnowFat (which consent shall not be unreasonably withheld or delayed), to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have duly executed this Services Agreement as of the date set forth above.

KNOWFAT FRANCHISE COMPANY, INC.

By:______________________________________
Name:____________________________________
Title:_____________________________________

GEORGE FOREMAN VENTURES, LLC

By:______________________________________
Name:____________________________________
Title:_____________________________________